Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Altisource Portfolio Solutions S.A.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $1.00 per share, issuable upon exercise of warrants	457(c)	1,611,889 (3)	$3.13	$5,045,212.57	0.00014760	$744.68
Total Offering Amounts					$5,045,212.57		$744.68
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$744.68

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of common stock, par value $1.00 per share (the “Common Stock”), of Altisource Portfolio Solutions S.A. (the “Registrant”) that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The offering price per share and aggregate offering price are based upon the average of the high and low prices for the Common Stock as reported on the Nasdaq Global Select Market on December 21, 2023, a date within five business days prior to the filing of this Registration Statement.
(3)	The 1,611,889 shares of Common Stock issuable upon exercise of the Warrants are to be offered by certain selling stockholders named herein, which warrants were issued by the Registrant on February 14, 2023, pursuant to that certain Warrant Purchase Agreement, by and among the Registrant and each selling stockholder identified on the signature pages thereto.